Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2027 FIRST QUARTER RESULTS

Delivered Strong First Quarter Results across Sales, Margins and EPS

Net Sales Growth Across Nearly All Product Categories and Every Geographic Region

Raises Fiscal 2027 Full-Year Outlook on Sales, Margin and EPS

New York, November 2, 2026 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for the first quarter ended September 30, 2026.

“Our first quarter of fiscal 2027 marks another powerful step forward for The Estée Lauder Companies. Growth is accelerating, profitability is strengthening significantly, and the impact of Beauty Reimagined is becoming increasingly evident across our business. We are bringing more breakthrough innovation to consumers, amplifying the desirability of our brands with bold, high impact campaigns, and building a faster, more agile organization that is converting momentum into stronger financial performance,” said Stéphane de La Faverie, President and CEO.

“We have moved beyond restoring growth. We are building diverse drivers for sustained profitable growth. The energy and determination of our teams, combined with the strength of our brands and the progress of our transformation, give me greater confidence than ever in the opportunities that lie ahead. We are raising our fiscal 2027 outlook, reflecting both our strong start and our conviction in the future we are creating.”

FISCAL 2027 FIRST QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2,3

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2026	2025
Net Sales	$3,715	$3,481	7%
Organic Net Sales, Non-GAAP[1,2]	$3,696	$3,480	6%

Other Financial Results:
Gross Profit	$2,813	$2,554	10%
Gross Margin	75.7%	73.4%
Adjusted Gross Profit, Non-GAAP[1,3]	$2,814	$2,551	10%
Adjusted Gross Margin, Non-GAAP[1,3]	75.7%	73.3%

Operating Income	$408	$169	100+%
Operating Margin	11.0%	4.9%
Adjusted Operating Income, Non-GAAP[1,3]	$449	$255	76%
Adjusted Operating Margin, Non-GAAP[1,3]	12.1%	7.3%

Diluted Net Earnings Per Common Share	$.64	$.13	100+%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,3]	$.72	$.32	100+%

•As Reported Net sales increased 7% to $3.7 billion. Organic Net sales increased 6%.
•As Reported Gross margin expanded 230 basis points, to 75.7% from 73.4% in the prior year and Adjusted Gross margin expanded 240 basis points, to 75.7% from 73.3%. This reflects net benefits from cost and operational efficiencies enabled through the Company’s Profit Recovery and Growth Plan (“PRGP”), sales leverage and the net benefit of strategic pricing actions, which collectively offset inflation. The PRGP benefits included procurement savings, expense optimization and manufacturing efficiencies.
•As Reported Operating margin expanded 610 basis points, to 11.0% from 4.9% in the prior year and Adjusted Operating margin expanded 480 basis points, to 12.1% from 7.3%, driven by operating leverage and gross margin expansion, which provided funding for increased consumer-facing investments4. As Reported Operating margin also reflects the year-over-year decrease in restructuring and other charges of $45 million.
•As Reported Effective tax rate decreased to 32.5% from 56.9% in the prior year and Adjusted Effective tax rate decreased to 31.9% from 40.5%, reflecting the impact of lower pre-tax income in the fiscal 2026 first quarter. The decrease was primarily driven by a more favorable estimated full-year mix of earnings, partially offset by an estimated increase in unrecognized tax benefits, primarily related to transfer pricing matters.
1See pages 16 and 17 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.
3Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.
4Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.

•As Reported Diluted net earnings per common share increased to $.64 from $.13 in the prior year and Adjusted Diluted net earnings per common share increased to $.72, compared with $.32.
•For the three months ended September 30, 2026, Cash and cash equivalents increased to $3.20 billion compared with $2.22 billion in the prior year. This reflects decreases of $300 million and $702 million for the three months ended September 30, 2026 and 2025, respectively, driven by:
◦Net cash flows used for operating activities decreased to $166 million, compared with $340 million in the prior year, primarily reflecting higher net earnings, excluding non-cash items. The improvement also reflects the favorable change in operating assets and liabilities, net of the increase in restructuring payments and investments in working capital to support the business.
◦Capital expenditures decreased to $69 million from $96 million in the prior year, reflecting the timing of projects and the Company’s continued focus on optimizing overall spend, prioritizing consumer-facing investments to fuel growth.
◦Free Cash Flow5 improved to negative $235 million from negative $436 million in the prior year, reflecting the improvement in cash flows used for operations as well as the timing of capital expenditures. The Company continues to focus on improving Free Cash Flow through operational efficiencies and the optimization of its investments.
◦Dividend payments of $126 million.
SELECT FISCAL 2027 FIRST QUARTER HIGHLIGHTS6
Beauty Gains and Achievements
•Prestige beauty share gains in some key markets:
◦Mainland China: Value share gains driven by Makeup, Skin Care and Fragrance, led by TOM FORD, The Ordinary, Le Labo and La Mer
◦Japan: Value share gains led by Makeup and Fragrance, driven by double-digit retail sales growth from Le Labo, M·A·C and TOM FORD
◦Korea: Double-digit retail sales growth, with share gains in Makeup led by M·A·C and TOM FORD
◦U.S.7: Volume share gains, driven by The Ordinary and M·A·C, and value share gains in Fragrance and Hair Care
◦Western Europe8: Value share gains in Skin Care and Fragrance

5Free Cash Flow is defined as net cash flows from operating activities less capital expenditures. See page 17 for the reconciliation between GAAP and Adjusted Non-GAAP measures.
6Since the Company’s last earnings announcement, including some previously disclosed.
7Source, excluding direct-to-consumer data: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended September 30, 2026.
8Source, excluding direct-to-consumer data: Circana, LLC, France, Germany, Italy, Spain and U.K. Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended September 30, 2026.

Operations and Execution
•Expanded online consumer coverage on Amazon, reaching 13 brands across 17 markets, and on TikTok Shop, now with 15 brands across 11 markets
•Broadened specialty-multi distribution in the UK with Jo Malone London’s launch at Boots and Space NK, in August and September 2026, respectively
•Boosted consumer-facing investments, increasing 8% compared to the prior year
•Fortified the Company’s One Operating Ecosystem as the first prestige beauty company to partner with AI marketing platform, Profound, to bring enterprise-wide global AI insights and Generative Engine Optimization across emerging digital touchpoints, announced in September 2026
•Continued modernizing its digital technology infrastructure to deliver best-in-class consumer experiences with the full deployment of Shopify for M·A·C and Clinique on their US and UK brand.com, as well as the initial rollout for M·A·C freestanding stores in the US and UK
•Enhanced its global value chain agility and efficiency with the opening of its Hainan Fulfillment Center in July 2026 and investment in advanced water infrastructure at its Oevel manufacturing campus in Belgium, announced in October 2026
•Continued to invest for long-term growth, completing the acquisition of the remaining equity interest in Mountain Valley Springs India Private Limited, the owner of the Forest Essentials brand in October 2026
Product and Commercial Innovation
•Launched breakthrough, on-trend and commercial innovations across categories, including:
◦Elevated iconic heroes with enhanced efficacy, claims, and shade rosters including La Mer’s new The Concentrate Serum, Bobbi Brown Vitamin Enriched Face Base, and M·A·C Lustreglass Sheer-Shine Lipstick
◦Harnessed breakthrough science in nighttime and longevity skin care with Estée Lauder Advanced Night Repair Recovery Treatment Essence/Treatment Lotion and Re-Nutriv Age Reversal Ultimate Diamond Recovery
◦Captured emerging ingredient trends across prestige price tiers with Clinique Smart Clinical Repair Collagen + PDRN Cream and The Ordinary Lacto-PDRN* 4% + B9 Eye Cream
◦Unlocked white space opportunities with new and trending forms including M·A·C Lustreglass Stainglass Lip Tint, M·A·C Studio Radiance Skin Tint Stick, and Clinique Daily Calm Makeup Balm Foundation
◦Deepened local relevance in high-growth sub-categories in the East with Estée Lauder Double Wear SkinFit Cushion and M·A·C Studio Radiance Serum-Powered Cushion Foundation, and expanded artistry offerings in eye and brow from M·A·C with Kajal Excess Longwear Smoky Eye Liner, Pro Brow Styler and Pro Brow Whipgrip Mousse
◦Drove new consumer acquisition in fragrance with Estée Lauder Glimmer, KILIAN PARIS The Cocktails Collection, and Balmain Beauty Destin de Balmain Parfum in the prestige price tier; from newness in signature luxury scent territories with Jo Malone London Sea Salt & Bergamot,

TOM FORD Ombre Leather Reserve, and TOM FORD Tobacco Chocolat; and new Beijing City Exclusive scent from Le Labo, Shiu 25
◦Captured growing demand for salon quality multi-benefit haircare with Aveda One For All Leave-In Elixir and Bumble and bumble’s Seaweed Oil Control Collection
◦Drove consumer engagement through bold campaigns and commercial innovation for flagship franchises including “Feels Like Moisture Surge” for Clinique, “We All Wear M·A·C” for M·A·C, and “Energy of Change” for La Mer
Social Impact & Sustainability
•Published the Company’s annual SI&S report in October 2026 highlighting progress towards newly announced 2030 goals, including being on track to achieve 16 of the 17 goals, and for fiscal 2026, significant reductions in water withdrawal and waste, 100% renewable energy across operations, and more than $16 million invested in programs supporting women and girls
•Advanced the Company’s longstanding commitment to breast cancer research with a $15 million, five-year commitment to establish the largest global research initiative focused on breast cancer in younger women with the Breast Cancer Research Foundation
•Signed a second green Virtual Power Purchase Agreement for onshore wind in Spain in August 2026, supporting The Estée Lauder Company’s renewable energy supply and price, while also strengthening grid energy security and decarbonization
Capital Markets Experience: China Ecosystem Immersion
•The Company announced that it will webcast presentations from its Capital Markets Experience in Shanghai, China, on November 4, 2026. The presentations will discuss its long-term strategy to drive sustainable growth and stronger profitability, featuring senior and local leaders discussing Beauty Reimagined in action in China and its role as a blueprint for deploying global capabilities.

FISCAL 2027 FIRST QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Net Sales by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change[1]
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)
Skin Care	$1,651	$1,575	5%	(1)%	4%
Makeup	1,048	1,030	2	—	1
Fragrance	861	721	19	—	20
Hair Care	128	129	(1)	1	—
Other	28	25	12	—	12
Subtotal	$3,716	$3,480	7%	(1)%	6%
Returns associated with restructuring and other activities	(1)	1
Total	$3,715	$3,481	7%	(1)%	6%
[1]Percentages are calculated on an individual basis.

Operating Income (Loss) Results by Product Category (Unaudited)

	Three Months Ended September 30
	As Reported Operating Income (Loss)			Non-GAAP Adjustments to As Reported Operating Income (Loss)[1]		As Adjusted Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Variance	2026	2025	2026	2025	As Reported	As Adjusted
Skin Care	$262	$187	$75	$—	$—	$262	$187	40%	40%
Makeup	3	(15)	18	—	—	3	(15)	100+	100+
Fragrance	166	86	80	—	—	166	86	93	93
Hair Care	5	(12)	17	—	—	5	(12)	100+	100+
Other	13	9	4	—	—	13	9	44	44
Subtotal	$449	$255	$194	$—	$—	$449	$255	76%	76%
Returns/charges associated with restructuring and other activities	(41)	(86)	45
Total	$408	$169	$239
[1]There were no Non-GAAP Adjustments that impacted As Reported Operating Income (Loss) Results by Product Category for the three months ended September 30, 2026 and 2025.

The product category net sales commentary below reflects organic net sales, excluding the (favorable)/unfavorable impacts from foreign currency translation. As there were no non-GAAP adjustments to product category results in the fiscal 2027 and 2026 first quarters, the commentary below reflects both reported and adjusted operating results. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales increased 4%, primarily driven by growth from La Mer and The Ordinary.
◦Net sales increased from La Mer, benefitting from innovation, including the new The Concentrate Serum, as well as continued success of The Treatment Lotion product franchise.
◦The Ordinary net sales increased, reflecting targeted expanded consumer reach, along with growth in existing distribution supported by key activations, by the success of its Glycolic Acid 7% Exfoliating Toner and the launch of Lacto‑PDRN 4% + B9 Eye Cream.
•Skin Care operating income increased 40%, primarily due to the increase in net sales as well as the reduction in non-consumer-facing expenses, partially offset by the net increase in consumer-facing investments, including to support new product launches, key activations and distribution expansion.
Makeup
•Makeup net sales grew 1%, primarily driven by M·A·C, partially offset by the decline from Estée Lauder.
◦Net sales increased from M·A·C, benefitting from targeted expanded consumer reach—including the fiscal 2026 second-half launches in select U.S. and Middle East Sephora locations, in Sephora at Kohl’s and online in these markets—which, along with the launches of Lustreglass Sheer-Shine Lipstick and Lustreglass Stainglass Lip Tint, fueled the growth in the lip subcategory.
◦Estée Lauder net sales declined, reflecting lower net sales in the face subcategory, including the timing of fiscal 2027 new product launches, partially offset by incremental sales from the next-generation of Double Wear Stay-in-Place Longwear Matte Foundation that launched in the second half of fiscal 2026.
•Makeup operating results improved to income from a loss in the prior year, primarily due to the increase in net sales as well as the reduction in non-consumer-facing expenses. This was partially offset by the net increase in consumer-facing investments—net of the strategic reduction in selling expenses—including those to support distribution expansion, key activations and new product launches.
Fragrance
•Fragrance net sales increased 20%, driven by double-digit growth from the Company’s Luxury Brands—led by Le Labo, TOM FORD, Jo Malone London and KILIAN PARIS—and from Estée Lauder.

◦Net sales increased from Le Labo, primarily due to the ongoing success of its Classic Collection, including Another 13 and Santal 33, and its City Exclusives—including Gaiac 10 and the launch of Shiu 25, the Beijing City Exclusive. This reflects growth from both targeted expanded consumer reach and existing distribution.
◦TOM FORD net sales increased, benefitting from innovation across both the Private Blend and Signature product franchises—including Tobacco Chocolat and Ombré Leather Reserve—which created a halo effect that supported existing product sales growth.
◦Net sales from Jo Malone London increased, driven by innovation—such as Sea Salt & Bergamot—and growth from hero product franchises, both supported by targeted expanded consumer reach.
◦The net sales growth from Estée Lauder was driven by the launch of Glimmer, the brand’s first gourmand scent.
◦Net sales increased from KILIAN PARIS—the Company’s fastest growing Luxury Brand—reflecting innovation success from The Cocktails Collection and continued strength from its hero products, along with growth from targeted expanded consumer reach.
•Fragrance operating income increased 93%, primarily due to the increase in net sales, partially offset by increased consumer-facing investments, including those to support new product launches, key activations and distribution expansion.
Hair Care
•Hair Care net sales were flat, primarily driven by growth from The Ordinary, offset by the decline from Aveda:
◦Net sales growth from The Ordinary was fueled by continued success of Multi-Peptide Serum for Hair Density as well as targeted expanded consumer reach.
◦The decline in net sales from Aveda, reflected lower shipments primarily due to brand-specific supply chain logistical challenges.
•Hair Care operating results improved to income from a loss in the prior year, reflecting the reduction in non-consumer-facing expenses and lower cost of sales.

Net Sales by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change[1]
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)
The Americas	$1,227	$1,174	5%	—%	4%
EUKEM	923	901	2	1	4
Asia/Pacific	952	873	9	1	10
Mainland China	614	532	15	(7)	9
Subtotal	$3,716	$3,480	7%	(1)%	6%
Returns associated with restructuring and other activities	(1)	1
Total	$3,715	$3,481	7%	(1)%	6%
[1]Percentages are calculated on an individual basis.

Operating Income Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	As Reported Operating Income			Non-GAAP Adjustments to As Reported Operating Income[1]		As Adjusted Operating Income		Percentage Change
($ in millions)	2026	2025	Variance	2026	2025	2026	2025	As Reported	As Adjusted
The Americas	$114	$87	$27	$—	$—	$114	$87	31%	31%
EUKEM	44	6	38	—	—	44	6	100+	100+
Asia/Pacific	259	150	109	—	—	259	150	73	73
Mainland China	32	12	20	—	—	32	12	100+	100+
Subtotal	$449	$255	$194	$—	$—	$449	$255	76%	76%
Returns/charges associated with restructuring and other activities	(41)	(86)	45
Total	$408	$169	$239
[1]There were no Non-GAAP Adjustments that impacted As Reported Operating Income Results by Geographic Region for the three months ended September 30, 2026 and 2025.

The geographic region net sales commentary below reflects organic net sales, excluding the (favorable)/unfavorable impact from foreign currency translation. As there were no non-GAAP adjustments to geographic region results in the fiscal 2027 and 2026 first quarters, the commentary below reflects both reported and adjusted operating results. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - increased 6%, with growth in every geographic region, led by:
•The growth in Asia/Pacific, primarily due to the Company’s Asia travel retail business, including:
◦Net sales growth from the Beijing and Shanghai airports, reflecting an increase in replenishment orders amid continued stabilization following changes in duty-free retailers—including the related online businesses—that began in the fiscal 2026 second quarter.
◦The increase in net sales in Hainan travel retail, primarily driven by the improvement in online retail sales.
•Growth in Mainland China, driven by both innovation and existing products, including during key shopping moments, with increased consumer-facing investments supporting key activations to drive sales growth. Targeted expanded consumer reach contributed to the growth in both online and brick-and-mortar channels.
•Continued net sales growth in North America, benefitting from targeted expanded consumer reach and innovation, supported by consumer-facing investments to drive sales growth
•The increase in the Company’s Priority Emerging Markets, collectively—led by Turkey, Mexico and India—with successful innovation and targeted expanded consumer reach contributing to growth

Operating Income - increased, due to improvement across all geographic regions.
•The Americas - operating income increased 31%, reflecting higher gross profit from both the increase in net sales and lower cost of sales, partially offset by the net increase in consumer-facing investments to drive sales growth, including to support new product launches and distribution expansion.
•EUKEM - operating margin increased to 4.8% from 0.7%, primarily due the increase in net sales as well as the reduction in non-consumer-facing expenses. This was partially offset by the net increase in consumer-facing investments—net of the strategic reduction in selling expenses—to drive sales growth, including to support distribution expansion and new product launches.
•Asia/Pacific - operating income increased 73%, reflecting higher gross profit due to the increase in net sales as well as lower cost of sales.
•Mainland China - operating margin increased to 5.2% from 2.3%, primarily driven by higher net sales, partially offset by increased consumer-facing investments to support sales growth, including to support new product launches and key activations.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on December 15, 2026 to stockholders of record at the close of business on November 30, 2026.

OUTLOOK FOR FISCAL 2027 FULL YEAR
The Company is raising its fiscal 2027 full-year outlook, reflecting its strong performance in the fiscal 2027 first quarter while remaining cautious amid ongoing geopolitical and macroeconomic uncertainty.

The Company’s fiscal 2027 full-year outlook now assumes:
•Organic net sales growth of 4.0% to 5.5%, ranging from the mid-point to above the high-end of the previously communicated range of 3% to 5%
•Adjusted operating margin to range between 12.9% to 13.7%, an increase from the previously communicated range of 12.7% to 13.5%
•Adjusted diluted net earnings per common share to range between $3.20 to $3.45, an increase from the previously communicated range of $3.10 to $3.35

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Current - November 2, 2026	Prior - August 19, 2026
	Twelve Months Ending	Twelve Months Ending
	June 30, 2027(1)	June 30, 2027(2)
As Reported - GAAP	5.0% - 6.5%	3% - 5%
Impact of foreign currency translation	1	—
Impact of Forest Essentials	—	—
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	4.0% - 5.5%	3% - 5%
(1)Represents forecast, using spot rates as of September 30, 2026.
(2)Represents forecast, using spot rates as of June 25, 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Current - November 2, 2026			Prior - August 19, 2026
	Twelve Months Ending			Twelve Months Ending
	June 30			June 30
	2027(1)	2026	Growth	2027(2)	2026	Growth
Forecasted/As Reported EPS - GAAP	$2.85 - $3.18	$.50	100+%	$2.52 - $2.85	$.50	100+%

Non-GAAP
Restructuring and other charges	.50 - .44	1.83		.58 - .50	1.83
Forest Essentials one-time inducement payment	.10	—		—	—
Forest Essentials gain on previously held equity interest	(.25) - (.27)	—		—	—
Securities class action litigation settlement	—	.18		—	.18
Forecasted/Adjusted EPS - Non-GAAP	$3.20 - $3.45	$2.51	28% - 38%	$3.10 - $3.35	$2.51	24% - 34%
Impact of foreign currency translation	(.04)			(.04)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$3.16 - $3.41	$2.51	26% - 36%	$3.06 - $3.31	$2.51	22% - 32%
(1)Represents forecast, using spot rates as of September 30, 2026.
(2)Represents forecast, using spot rates as of June 25, 2026.

The Company has now reflected the following assumptions in its fiscal 2027 full-year outlook:
•Organic net sales growth of 4.0% to 5.5%, ranging from the mid-point to above the high-end of the previously communicated range, and reflecting:
◦Greater increase in the first half compared to the second due to: (i) more new product launches earlier in fiscal 2027, (ii) an increase in travel retail shipments reflecting retail trend improvements entering fiscal 2027 and (iii) a lower base of travel retail shipments in the first half of fiscal 2026 relative to the second half
◦Continued growth in Fragrance and Skin Care, as well as a return to growth in Makeup for the full year
◦More diversified growth across geographic regions
▪In EUKEM, stronger growth is expected in the second half of fiscal 2027, reflecting an easier comparison to the prior-year period, which was negatively impacted by business disruptions related to the conflict in the Middle East
▪Based on current conditions and the Company’s assessment to date, it does not expect the conflict in the Middle East to have a material impact on its fiscal 2027 results, and will continue to monitor the situation closely. The Company also assumes the stabilization from recent disruptions in other key markets in EUKEM.
•Adjusted operating margin of 12.9% to 13.7%
•An adjusted effective tax rate in the range of approximately 33% to 34%
•On October 5, 2026, the Company completed the acquisition of the remaining equity interest in Mountain Valley Springs India Private Limited, the owner of the Forest Essentials brand. The brand’s fiscal 2027 results are not expected to have a material impact on the Company’s consolidated net sales or diluted net earnings per common share.
•Diluted weighted-average shares outstanding of approximately 368 million shares
•Net cash flows provided by operating activities to be between $1.4 billion and $1.5 billion, an increase from the previously communicated range of $1.3 billion to $1.4 billion. This is a decrease from fiscal 2026, reflecting higher restructuring payments as well as an increase in working capital needs to support growth.
•Capital expenditures to be approximately 4% of projected sales, reflecting the Company’s continued focus on optimizing its overall investments as it prioritizes consumer-facing investments to fuel growth—including upgrades to existing brick-and-mortar and online distribution channels, along with targeted expanded consumer reach
•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, November 2, 2026 to discuss its results for the fiscal 2027 first quarter.

The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until February 2, 2027.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product innovation, including launches, and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands—including The Ordinary, NIOD, Avestan and Loopha—as well as Balmain Beauty and Forest Essentials.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2026	2025
Net sales(A)	$3,715	$3,481	7%
Cost of sales(A)	902	927	(3)
Gross profit	2,813	2,554	10
Gross margin	75.7%	73.4%

Operating expenses
Selling, general and administrative	2,365	2,296	3
Restructuring and other charges(A)	40	89	(55)
Total operating expenses	2,405	2,385	1
Operating expense margin	64.7%	68.5%

Operating income	408	169	100+
Operating income margin	11.0%	4.9%

Interest expense	83	86	(3)
Interest income and investment income, net	25	30	(17)
Other components of net periodic benefit cost	5	4	25
Earnings before income taxes	345	109	100+
Provision for income taxes	112	62	81
Net earnings	$233	$47	100+%

Net earnings per common share
Basic	$.64	$.13	100+%
Diluted	$.64	$.13	100+%

Weighted-average common shares outstanding
Basic	363.3	361.2
Diluted	366.1	363.3

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated primarily with the restructuring program component of the PRGP. Additional information about the restructuring program component of the PRGP is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales and free cash flow. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts and consolidated statements of cash flow line items before and after the relevant adjustments. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. For free cash flow, this measure represents how much cash the Company has available from operations after the deduction of capital expenditures, which are a recurring and necessary use of cash. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results, provision for income taxes and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended September 30		Percentage Change
($ in millions)	2026	2025
Net Sales	$3,715	$3,481	7%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	1	(1)
Adjusted Net Sales, Non-GAAP	3,716	3,480
Impact of foreign currency translation	(20)	—
Organic Net Sales, Non-GAAP	$3,696	$3,480	6%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2026	2025
Gross Profit	$2,813	$2,554	10%
Non-GAAP Adjustments
Restructuring and other activities	1	(3)
Adjusted Gross Profit, Non-GAAP	$2,814	$2,551	10%
Impact of foreign currency translation	(8)	—
Adjusted Gross Profit, Non-GAAP constant currency	$2,806	$2,551	10%

Gross Margin	75.7%	73.4%
Non-GAAP Adjustments
Restructuring and other activities	—	(0.1)
Adjusted Gross Margin, Non-GAAP	75.7%	73.3%

Operating Income	$408	$169	100+%
Non-GAAP Adjustments
Restructuring and other charges	41	86
Adjusted Operating Income, Non-GAAP	$449	$255	76%
Impact of foreign currency translation	9	—
Adjusted Operating Income, Non-GAAP constant currency	$458	$255	80%

Operating Margin	11.0%	4.9%
Non-GAAP Adjustments
Restructuring and other charges	1.1	2.4
Adjusted Operating Margin, Non-GAAP	12.1%	7.3%

Provision for Income Taxes	$112	$62	81%
Effective Tax Rate ("ETR")	32.5%	56.9%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	11	17
Adjusted Provision for Income Taxes, Non-GAAP	$123	$79
Adjusted ETR, Non-GAAP	31.9%	40.5%

Diluted Net Earnings Per Common Share	$.64	$.13	100+%
Non-GAAP Adjustments
Restructuring and other charges	.08	.19
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP	$.72	$.32	100+%
Impact of foreign currency translation	.01	—
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP constant currency	$.73	$.32	100+%
[1]Percentages are calculated on an individual basis.

Reconciliation of Certain Consolidated Statements of Cash Flows Accounts Cash Flows from Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30
($ in millions)	2026	2025
Net cash flows used for operating activities	$(166)	$(340)
Less: capital expenditures	(69)	(96)
Free cash flow	$(235)	$(436)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2026	June 30, 2026	September 30, 2025
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,198	$3,498	$2,219
Accounts receivable, net	1,914	1,518	1,884
Inventory and promotional merchandise	2,147	1,999	2,062
Prepaid expenses and other current assets	565	597	549
Total current assets	7,824	7,612	6,714
Property, plant and equipment, net	2,707	2,805	3,065
Operating lease right-of-use assets	1,752	1,740	1,889
Other assets	7,680	7,605	7,661
Total assets	$19,963	$19,762	$19,329

LIABILITIES AND EQUITY

Current debt	$503	$503	$3
Accounts payable	1,472	1,578	1,289
Operating lease liabilities	392	399	415
Other accrued liabilities	3,888	3,751	3,376
Total current liabilities	6,255	6,231	5,083
Long-term debt	6,748	6,803	7,320
Long-term operating lease liabilities	1,557	1,541	1,684
Other noncurrent liabilities	1,365	1,381	1,352
Total noncurrent liabilities	9,670	9,725	10,356
Total equity	4,038	3,806	3,890
Total liabilities and equity	$19,963	$19,762	$19,329

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2026	2025
Net earnings	$233	$47
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	191	200
Deferred income taxes	(71)	(34)
Other items	93	82
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(399)	(358)
(Increase) decrease in inventory and promotional merchandise	(146)	6
Increase in other assets, net	(6)	(11)
Decrease in accounts payable and other liabilities, net	(61)	(272)
Net cash flows used for operating activities	$(166)	$(340)

Other Investing and Financing Uses:
Capital expenditures	$(69)	$(96)
Dividends paid to stockholders	(126)	(127)
Payment of deferred consideration	—	(150)

Supplemental cash flow information:
Cash paid for interest	$56	$62
Cash paid for income taxes	29	148

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